EXHIBIT 21

SUBSIDIARIES

1.	Advanced Nurseries, Inc.(“ANI”), a Georgia Corporation incorporated on February 10, 2006

2.	Organic Growing Systems, Inc.(“OGSI”), incorporated on January 19, 2006 in the State of Texas